UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2008 (July 21, 2008)
BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
1745 Technology Drive
San Jose, CA 95110

(Address, including zip code, of principal executive offices)
(408) 333-8000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 2.1
EXHIBIT 10.1

Item 1.01 Entry into a Material Definitive Agreement.
Merger Agreement and Voting Agreement
     On July 21, 2008, Brocade Communications Systems, Inc., a Delaware corporation (“Brocade”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Foundry Networks, Inc., a Delaware corporation (“Foundry”), and Falcon Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Brocade (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Foundry, with Foundry surviving the merger (the “Merger”) as a wholly-owned subsidiary of Brocade.
     At the effective time of the Merger, each outstanding share of Foundry common stock will be converted into the right to receive a combination of $18.50 in cash, without interest, and 0.0907 of a share of Brocade common stock, par value $0.001 per share, subject to adjustment for stock splits, stock dividends and similar events. Certain outstanding Foundry stock options and restricted stock units to be identified by Brocade prior to the effective time of the Merger will vest in full and be cashed out at the effective time of the Merger based on the cash equivalent of the per-share merger consideration based on a formula set forth in the Merger Agreement. All other outstanding Foundry stock options and restricted stock units will, at the effective time of the Merger, be converted into or replaced with equivalent Brocade equity awards based on an exchange ratio also derived from the per-share merger consideration as more fully set forth in the Merger Agreement.
     As an inducement for Brocade to enter into the Merger Agreement, on July 21, 2008, contemporaneously with the execution of the Merger Agreement, Bobby R. Johnson Jr., the Chief Executive Officer of Foundry, who holds approximately 7.6% of the outstanding shares of Foundry common stock, entered into a voting agreement with and in favor of Brocade (the “Voting Agreement”). Pursuant to the Voting Agreement, Mr. Johnson agreed, among other things, to vote all of his shares of Foundry common stock: (a) in favor of the adoption of the Merger Agreement; and (b) generally against any action or agreement that is intended, or would reasonably be expected, to delay, prevent or adversely affect the Merger. The Voting Agreement terminates upon any termination of the Merger Agreement in accordance with its terms and certain other circumstances set forth therein.
     The Merger is currently expected to be consummated in the fourth quarter of calendar year 2008. Brocade and Foundry have made representations, warranties and covenants in the Merger Agreement, and the completion of the Merger is subject to satisfaction or waiver of certain closing conditions, including, among others: (a) the effectiveness of a registration statement on Form S-4; (b) the adoption by Foundry’s stockholders of the Merger Agreement; (c) the expiration or termination of the Hart-Scott-Rodino waiting period and certain other regulatory approvals; and (d) the absence of a material adverse effect with respect to Foundry.
     The respective boards of directors of Brocade and Foundry have approved the Merger Agreement and the Merger, and the Foundry board of directors has agreed to recommend that Foundry’s stockholders approve the Merger.
     The Merger Agreement may be terminated by either Brocade or Foundry under certain circumstances set forth in the Merger Agreement, including the failure of the Merger to be consummated on or before December 31, 2008 and the failure of Foundry stockholders to approve the Merger. If the Merger Agreement is terminated (a) in certain circumstances following the receipt by Foundry of an alternative acquisition proposal, or (b) as a result of the Foundry board of directors changing its recommendation in favor of the Merger, Foundry will be obligated to pay a termination fee to Brocade in the amount of $85 million. Upon a termination of the Merger Agreement in certain circumstances in the event Brocade fails to obtain the necessary financing for the Merger, Brocade will be obligated to pay a termination fee to Foundry in the amount of $85 million.
     The foregoing summary of certain terms of the Merger Agreement and the Voting Agreement does not purport to be complete, and is qualified in its entirety by the terms and conditions of the Merger Agreement and the Voting Agreement, copies of which are filed as Exhibits 2.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The summary of the terms of the Merger Agreement, as well as the text of the Merger Agreement included in this Form 8-K, are intended to provide you with information regarding the material terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about Brocade or Foundry contained in their respective reports or statements filed with the SEC or other public information. In particular, the foregoing summary and the Merger Agreement are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Brocade or Foundry. The representations and warranties set forth in the Merger Agreement have been negotiated with the principal purposes of establishing the circumstances in which a party may have the right not to consummate the transactions contemplated by the Merger Agreement (based on the closing conditions in the Merger Agreement that relate to the accuracy of such representations and warranties), rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to disclosures to the stockholders of Foundry or Brocade.

Financing Commitment Letter
     Also on July 21, 2008, Brocade entered into a finance commitment letter with Bank of America, N.A., Banc of America Bridge LLC and Morgan Stanley Senior Funding, Inc. (collectively, the “Commitment Parties”), pursuant to which certain of the Commitment Parties will act as the initial lenders, lead arrangers and book running managers under senior secured credit facilities in the aggregate of up to $1.625 billion, consisting of up to $125.0 million under a revolving credit facility and up to $1.5 billion under a secured term loan and unsecured bridge loan facilities. The Commitment Parties have committed to provide the financing described in the commitment letter through December 31, 2008. The commitment letter provides that the revolving credit facility and term loan facility would mature five years after the closing of the financing, and any bridge loan facility would mature twelve months after the closing of the financing.
     Brocade intends to use the proceeds from the senior secured credit facilities and the bridge loan facility, together with cash on hand at Brocade and Foundry to finance the Merger, the costs and expenses related to the Merger and the ongoing working capital and other general corporate purposes of the combined organization after consummation of the Merger.
     The senior credit facilities and bridge facility are subject to the negotiation of mutually acceptable credit or loan agreements and other mutually acceptable definitive documentation, which are expected to include customary representations and warranties, affirmative and negative covenants, provisions for security, mandatory prepayments upon the occurrence of certain events, financial covenants (including maximum consolidated leverage ratio, maximum consolidated senior secured leverage ratio and minimum consolidated fixed charged coverage ratio tests) and provisions for events of default. The Commitment Parties’ obligations to provide the financing are subject to the satisfaction of specified conditions, including the consummation of the Merger in accordance with the terms of the Merger Agreement, no material adverse effect having occurred with respect to Foundry, the absence of debt other than certain permitted debt after giving effect to the Merger, the accuracy of specified representations and warranties, compliance with a minimum cash and cash equivalents requirement after giving effect to the Merger and other customary conditions.
     The foregoing summary of certain terms of the commitment letter does not purport to be complete, and is qualified in its entirety by the terms and conditions of the commitment letter, which will be filed with Brocade’s Quarterly Report on Form 10-Q for the quarter ended July 26, 2008.
Additional Information
     In connection with the proposed transaction, Brocade and Foundry will be filing documents with the SEC, including the filing by Foundry of a proxy statement/prospectus and by Brocade of a registration statement on Form S-4 that includes the proxy statement/prospectus. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy statement/prospectus when they become available because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC by Brocade or Foundry at the SEC’s web site at www.sec.gov and by contacting Brocade Investor Relations at (408) 333-6758 or Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Brocade’s website at www.brcd.com or Foundry’s website at www.foundrynet.com/company/ir/ or the SEC’s website at www.sec.gov.
Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of July 21, 2008 among Brocade Communications Systems, Inc., Falcon Acquisition Sub, Inc. and Foundry Networks, Inc.*
10.1	Voting Agreement dated as of July 21, 2008, between Bobby R. Johnson, Jr. and Brocade Communications Systems, Inc.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Brocade undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.
Date: July 23, 2008	By:	/s/ Tyler Wall
Tyler Wall
Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of July 21, 2008 among Brocade Communications Systems, Inc.,
Falcon Acquisition Sub, Inc. and Foundry Networks, Inc.*
10.1	Voting Agreement dated as of July 21, 2008, between Bobby R. Johnson, Jr. and Brocade Communications Systems, Inc.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Brocade undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.